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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-3 of our report dated February 5, 1999 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), relating to the consolidated financial statements, which appears in CD Radio Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 5, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

New York, New York
October 12, 1999